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                                                                     EXHIBIT 5.1

                                October 21, 1997

Silicon Valley Group, Inc.
101 Metro Drive, Suite 400
San Jose, CA 95110

    RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-4 to be filed with the Securities and Exchange commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of Silicon Valley Group, Inc. ("SVG") Common Stock to be offered to the security holders of Tinsley Laboratories, Inc. ("TLI") in connection with the proposed acquisition of TLI by SVG (the "Merger"). As your counsel, we have examined the proceedings proposed to be taken in connection with the issuance of the SVG Common Stock to the security holders of TLI pursuant to the terms of the Merger.

    It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the SVG Common Stock to be offered pursuant to the terms of the Merger, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the SVG Common Stock, when issued in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation